Exhibit 99.1

Powerwave Technologies Reports Fourth Quarter Results

Fourth Quarter Fiscal 2007 Highlights

  Total sales increased 35.8% to $230.6 million, compared to $169.8 million in the prior year fourth quarter
  Total annual sales increased 8.9% to $780.5 million, compared to $716.9 million for 2006
  Non-cash goodwill impairment charge of $150.6 million, or $1.15 per share, was recorded in the fourth quarter
  Excluding restructuring and impairment charges, intangible asset amortization and inventory charges, non-GAAP gross margin was 21.8%

SANTA ANA, Calif.--(BUSINESS WIRE)--Powerwave Technologies, Inc. (NASDAQ:PWAV) today reported preliminary results for its fourth quarter ended December 30, 2007. Powerwave had net sales of $230.6 million for its fourth quarter ended December 30, 2007, compared to fourth quarter fiscal 2006 revenues of $169.8 million. Powerwave also reported a fourth quarter net loss of $188.4 million, which includes a non-cash goodwill impairment charge of $150.6 million, $16.0 million of restructuring and impairment charges, $7.6 million of intangible asset amortization, and an in-process research and development charge of $0.2 million. For the fourth quarter of 2007, the net loss equates to a basic loss per share of $1.44. This compares to a net loss from continuing operations of $116.7 million, or a loss per share from continuing operations of 91 cents for the prior year period. For the fourth quarter of fiscal 2007, excluding the goodwill impairment charge, restructuring and impairment and in-process research and development charges, and intangible asset amortization, on a pro forma basis, Powerwave would have reported a net loss of $8.8 million, or a basic loss per share of 7 cents.

For fiscal 2007, Powerwave reported total sales of $780.5 million compared with $716.9 million for fiscal 2006. Powerwave reported a total net loss for fiscal 2007 of $308.7 million, or a basic net loss per share of $2.37, compared to a net loss from continuing operations of $137.5 million or a basic loss per share from continuing operations of $1.19 for fiscal 2006. The results for fiscal 2007 include a goodwill impairment charge of $150.6 million and $77.3 million of restructuring and impairment and acquisition related charges and intangible asset amortization, and the results for fiscal 2006 include $110.7 million of such expenses.

“We experienced growth in both the direct network operator and OEM markets during the fourth quarter,” stated Ronald Buschur, President and Chief Executive Officer of Powerwave Technologies. “During the fourth quarter, we continued to make progress in our ongoing restructuring efforts to further reduce our overall cost structure and we are continuing our focus on driving cost reductions throughout our business. At the end of the year we completed the sale of our Hungary manufacturing operations to Sanmina as part of our ongoing cost reduction efforts. We continue to believe that Powerwave is in an excellent position to build upon and capture the long-term growth opportunities in our markets throughout the world.”

Summary of Significant Items impacting the Fourth Quarter

Powerwave incurred acquisition, amortization, restructuring and impairment related charges during the fourth quarter of 2007. Restructuring activities during the fourth quarter included the sale and transfer of our Hungary manufacturing operations to Sanmina, as well as the consolidation of our Chinese manufacturing legal entities.

For the fourth quarter of 2007, we incurred total restructuring and impairment charges of $16.0 million. This amount included an intangible asset impairment charge of approximately $2.7 million related to the decision to end of life certain products acquired as part of previous acquisitions as well as the reduction in the estimated intangible value of a customer list from a previous acquisition. Also included is approximately $9.1 million of inventory related charges associated with the restructuring of the company’s Hungary and Chinese manufacturing locations, approximately $0.6 million related to additional facility impairments, approximately $0.5 million for transition costs associated with the sale of the Hungary manufacturing operation, approximately $2.1 million in severance costs, approximately $1.0 million for fees associated with planned closures and consolidations.

For the fourth quarter of 2007, we incurred approximately $0.2 million of in-process research and development charge related to the purchase accounting of the acquisition of Cognition Networks LLC during the fourth quarter. We also incurred approximately $7.6 million of intangible asset amortization.

In addition, included in these charges and expenses for the fourth quarter of 2007 are the preliminary results of a SFAS 142 “step-two” impairment test that resulted in a non-cash goodwill impairment charge of $150.6 million. Due to the significant decline in the market value of Powerwave’s common stock during the fourth quarter of 2007, the Company determined that an indicator of goodwill impairment existed during the fourth quarter. We want to note that this goodwill impairment charge is preliminary and therefore is subject to change based upon the final results of the “step-two” impairment testing. The final results of such test will be included in our Form 10-K for the fiscal year ended December 30, 2007, to be filed with the Securities and Exchange Commission. The Company had approximately $502 million of goodwill as of September 30, 2007.

Also for the fourth quarter, the Company’s GAAP reported cost of goods sold include a charge of approximately $10.8 million related to inventory determined to be excess and obsolete to the Company’s ongoing requirements.

The following is a brief summary of the significant items impacting the comparability of per share amounts for the three months and fiscal year ended December 30, 2007. To calculate the per share impact of these significant items, an underlying effective tax rate of 0% was used for both periods and 130.8 million basic shares outstanding was used for the three month period and 130.4 million basic shares outstanding was used for the fiscal year period.

	Three	Fiscal
	Months Ended	Year Ended
Summary of Significant Items Impacting Results	Dec. 30, 2007	Dec. 30, 2007
	(unaudited)
Intangible asset amortization	($0.06)	($0.23)
Equity compensation charge (SFAS 123R)	($0.01)	($0.04)
Restructuring and impairment charges	($0.12)	($0.36)
Non-cash goodwill impairment charge	($1.15)	($1.16)

Total	($1.34)	($1.79)

In addition, below is a brief summary of significant items impacting the comparability of the gross margin percentage for the fourth quarter of 2007 on a GAAP, pro forma and non-GAAP basis.

Three
Months Ended
December 30, 2007
(unaudited)

GAAP reported gross margin %	10.4%
Add: Pro Forma adjustments
Intangible asset amortization	2.1%
Restructuring and impairment charges	4.6%
Add: Inventory excess and obsolete charge	4.7%
Non-GAAP gross margin %	21.8%

Fourth Quarter 2007 Revenue Summary

For the fourth quarter of 2007, total Americas’ revenues were $62.6 million or approximately 27% of revenues, as compared to $47.0 million or approximately 28% of revenues for the fourth quarter of 2006. Total sales to customers based in Asia accounted for approximately 27% of revenues or $62.6 million for the fourth quarter of 2007, compared to 20% of revenues or $33.4 million for the fourth quarter of 2006. Total Europe, Africa and Middle East revenues for the fourth quarter of 2007 were $105.4 million or approximately 46% of revenues, as compared to $89.4 million or approximately 52% of revenues for the fourth quarter of 2006.

For the fourth quarter of 2007, sales of products within our antenna systems group totaled $45.6 million or 20% of total revenues, sales of products in our base station systems group totaled $165.7 million or 72% of revenues and our coverage systems group totaled $19.3 million or 8% of revenues for the fourth quarter.

For the fourth quarter of 2007, Powerwave’s largest customers included Nokia Siemens Networks, which accounted for approximately 33% of revenues, and Alcatel-Lucent, which accounted for approximately 16% of revenues for the quarter. In terms of customer profile for the fourth quarter of 2007, our total OEM sales accounted for approximately 68% of total revenues and total direct and operator sales accounted for approximately 32% of revenues for the quarter.

In terms of transmission standards, for the fourth quarter of 2007, 2G and 2.5G standards accounted for approximately 83% of our total revenue, 3G standards accounted for approximately 10% of our total revenue and WiMAX accounted for approximately 7% of our total revenue.

Equity Compensation Expense

Powerwave implemented SFAS 123R, share-based payment, effective for the first quarter of fiscal 2006. Accordingly, the results reported herein include approximately $1.3 million of pre-tax compensation expense for the fourth quarter of 2007, and $4.9 million for fiscal 2007, almost all of which is included in operating expenses. This had the effect of increasing the loss per share for the fourth quarter of 2007 by 1 cent and increasing the loss per share for fiscal 2007 by 4 cents. The impact on the fourth quarter of 2006 decreased the earnings per share by 1 cent and decreased fiscal year 2006 by 4 cents.

Balance Sheet

At December 30, 2007, Powerwave had total cash and cash equivalents of $65.5 million, which includes restricted cash of $7.4 million. The cash balances reflect the purchase by Powerwave of approximately $116.4 million par value of its outstanding 1.25% $130 million Convertible Subordinated Notes due July 2008 during the fourth quarter of 2007. Total net inventories were $94.3 million and net accounts receivable were $237.7 million at December 30, 2007.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Powerwave’s management believes that the presentation of this non-GAAP financial information is useful to our investors and the investment community since it excludes certain non-cash charges and expenses arising from the acquisitions the company has made, including the amortization of certain intangible assets resulting from the purchase accounting valuation of these acquisitions. Also excluded are restructuring and impairment charges related to the consolidation of the Company’s manufacturing and engineering facilities as well as the severance costs related to facility closures. In addition, excluded is the goodwill impairment charge related to the SFAS 142 impairment test. Management of Powerwave believes that these items should be excluded when comparing our current operating results with those of prior periods as the restructuring and impairment charges will not impact future operating results, and the goodwill impairment charge and amortization of intangible assets are non-cash expenses.

Company Background

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Attached to this news release are preliminary unaudited consolidated financial statements for the fourth quarter and fiscal year ended December 30, 2007.

Conference Call

Powerwave is providing a simultaneous Webcast and live dial-in number of its fourth quarter fiscal 2007 financial results conference call on Monday, February 4, 2007 at 2:00 PM Pacific time. To access this audio Webcast, select the Investor Relations page at www.powerwave.com and select the Powerwave Technologies Q4 earnings conference call. The call will last for approximately 1 hour. To listen to the live call, please call (617) 597-5343 and enter reservation number 96539909. A replay of the Webcast will be available beginning approximately 2 hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 4:00 PM Pacific time on February 4, 2007 through February 18, 2007 by calling (617) 801-6888 and entering reservation number 31422080.

Forward-Looking Statements

The foregoing statements regarding growth opportunities within the wireless communications infrastructure industry, Powerwave’s ability to capitalize on such opportunities as well as statements regarding increases in demand from wireless network operators and OEM customers and the statements regarding the goodwill impairment charge are “forward-looking statements.” These statements reflect Powerwave’s current beliefs and are based on information currently available to Powerwave. The statements regarding the goodwill impairment charge are subject to finalization of the SFAS 142 “step-two” impairment analysis. All of the “forward-looking statements” are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: our ability to successfully integrate recent acquisitions; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks, 3G and WiMAX networks; consolidation of our customers has reduced demand for our products; our ability to achieve manufacturing cost reductions and operating expense reductions; wireless network operators may decide to not continue to deploy infrastructure equipment in the quantities that we expect; we require continued success in the design of new wireless infrastructure products and such products must be manufacturable and of good quality and reliability; the inability to realize anticipated costs savings and synergies from the acquisition of the Wireless Infrastructure Division of Filtronic plc; our dependence on single source suppliers for certain key components used in our products exposes us to potential material shortages; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in the Company’s Form 10-K for the fiscal year ended December 31, 2006, Form 10-Q for the quarterly period ended September 30, 2007, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

UNAUDITED - PRELIMINARY POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended		Fiscal Years End
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net sales	$230,572	$169,752	$780,517	$716,886
Cost of sales:
Cost of goods	191,182	144,582	638,487	573,975
Intangible asset amortization	4,893	11,009	19,609	20,603
Acquired inventory incremental costs [1]	-	2,179	-	2,414
Restructuring and impairment charges	10,513	29,003	35,170	29,003
Total cost of sales	206,588	186,773	693,266	625,995

Gross profit	23,984	(17,021)	87,251	90,891

Operating expenses:
Sales and marketing	12,639	12,070	52,991	38,836
Research and development	19,027	25,249	84,992	71,193
General and administrative	18,969	18,452	75,267	58,016
Intangible asset amortization	2,721	2,854	11,033	9,592
In-process research and development	208	25,100	208	25,100
Restructuring and impairment charges	5,514	2,968	11,296	23,993
Goodwill impairment charge	150,643	-	150,643	-
Total operating expenses	209,721	86,693	386,430	226,730

Operating loss	(185,737)	(103,714)	(299,179)	(135,839)

Other income (expense), net	1,418	(1,516)	(2,065)	2,908

Loss from continuing operations before income taxes	(184,319)	(105,230)	(301,244)	(132,931)
Provision for income taxes	4,071	11,451	7,415	4,615
Loss from continuing operations	(188,390)	(116,681)	(308,659)	(137,546)
Income from discontinued operations, net of income taxes	-	-	-	2,107
Loss on sale of subsidiary	-	1,807	-	(23,464)
Total discontinued operations, net of income taxes	-	1,807	-	(21,357)
Net loss	$(188,390)	$(114,874)	$(308,659)	$(158,903)
Loss per share from continuing operations:
- basic:	$(1.44)	$(0.91)	$(2.37)	$(1.19)
- diluted:[2]	$(1.44)	$(0.91)	$(2.37)	$(1.19)
Loss per share from discontinued operations:
- basic:	$-	$.01	$-	$(0.18)
- diluted: [2]	$-	$.01	$-	$(0.18)
Net loss per share:
- basic:	$(1.44)	$(0.90)	$(2.37)	$(1.37)
- diluted: [2]	$(1.44)	$(0.90)	$(2.37)	$(1.37)
Weighted average common shares used in computing per share amounts:

- basic:	130,806	127,542	130,396	115,918
- diluted:	130,806	127,542	130,396	115,918

[1] This represents costs related to the write-up of acquired VersaFlex finished goods inventory to fair value in the second quarter of 2006.

[2] Diluted earnings per share do not include the add back of interest expense costs associated with the assumed conversion of the Company’s outstanding convertible subordinated notes as the effect would be anti-dilutive.

POWERWAVE TECHNOLOGIES, INC. PERCENTAGE OF NET SALES

	Three Months Ended		Fiscal Years Ended
	(unaudited)		(unaudited)
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods	82.9	85.1	81.8	80.1
Intangible asset amortization	2.1	6.5	2.5	2.9
Acquired inventory incremental costs	-	1.3	-	0.3
Restructuring and impairment charges	4.6	17.1	4.5	4.0
Total cost of sales	89.6	110.0	88.8	87.3

Gross profit	10.4	(10.0)	11.2	12.7

Operating expenses:
Sales and marketing	5.5	7.1	6.8	5.4
Research and development	8.3	14.9	10.9	9.9
General and administrative	8.2	10.9	9.6	8.1
Intangible asset amortization	1.2	1.7	1.4	1.4
In-process research and development	0.1	14.8	0.0	3.5
Restructuring and impairment charges	2.4	1.7	1.5	3.3
Goodwill impairment charge	65.3	-	19.3	-
Total operating expenses	91.0	51.1	49.5	31.6

Operating loss	(80.6)	(61.1)	(38.3)	(18.9)

Other income (expense), net	0.6	(0.9)	(0.3)	0.4

Loss from continuing operations before income taxes	(80.0)	(62.0)	(38.6)	(18.5)
Provision for income taxes	1.7	6.7	0.9	0.7
Loss from continuing operations	(81.7)	(68.7)	(39.5)	(19.2)
Income from discontinued operations, net of income taxes	-	-	-	0.3
Loss on sale of subsidiary	-	1.0	-	(3.3)
Total discontinued operations, net of income taxes	-	1.0	-	(3.0)
Net loss	(81.7)%	(67.7)%	(39.5)%	(22.2)%
POWERWAVE TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF PRO FORMA RESULTS (In thousands, except per share amounts)

	Three Months Ended				Fiscal Years Ended
	(Unaudited)				(Unaudited)
				Pro Forma				Pro Forma
	Dec. 30,			Dec. 30,	Dec. 30,			Dec. 30,
	2007	Adjustments		2007	2007	Adjustments		2007
Net sales	$230,572	-		$230,572	$780,517	-		$780,517
Cost of sales:
Cost of goods	191,182	-		191,182	638,487	-		638,487
Intangible asset amortization	4,893	(4,893	) [1]	-	19,609	(19,609	) [1]	-
Restructuring and impairment charges	10,513	(10,513	) [2]	-	35,170	(35,170	) [2]	-
Total cost of sales	206,588	(15,406)		191,182	693,266	(54,779)		638,487
Gross profit	23,984	15,406		39,390	87,251	54,779		142,030
Operating expenses:
Sales and marketing	12,639	-		12,639	52,991	-		52,991
Research and development	19,027	-		19,027	84,992	-		84,992
General and administrative	18,969	-		18,969	75,267	-		75,267
Intangible asset amortization	2,721	(2,721	) [1]	-	11,033	(11,033	) [1]	-
In-process research and development	208	(208	) [3]	-	208	(208	) [3]	-
Restructuring and impairment charges	5,514	(5,514	) [2]	-	11,296	(11,296	) [2]	-
Goodwill impairment charge	150,643	(150,643	) [4]	-	150,643	(150,643	) [4]	-
Total operating expenses	209,721	(159,086)		50,635	386,430	(173,180)		213,250
Operating loss	(185,737)	174,492		(11,245)	(299,179)	227,959		(71,220)
Other income (expense), net	1,418	-		1,418	(2,065)	-		(2,065)
Loss before income taxes	(184,319)	174,492		(9,827)	(301,244)	227,959		(73,285)
Provision (benefit) for income taxes	4,071	(5,054	) [5]	(983)	7,415	(14,743	) [3]	(7,328)
Net Loss	$(188,390)	179,546		$(8,844)	$(308,659)	242,702		$(65,957)
Net loss per share:
- basic:	$(1.44)			$(0.07)	$(2.37)			$(0.51)
- diluted:[6]	$(1.44)			$(0.07)	$(2.37)			$(0.51)
Weighted average common shares used in computing per share amounts:
- basic:	130,806			130,806	130,396			130,396
- diluted:	130,806			130,806	130,396			130,396

[1] These costs include the amortization of acquired technology and other identified intangible assets included in cost of goods sold and operating expenses, respectively.
[2] These costs include restructuring and impairment charges related to the current restructuring plans included in cost of goods sold and operating expenses, respectively.
[3] This represents the charge for the acquired in-process research and development associated with the Cognition Acquisition.
[4] This represents the charge for the impairment of goodwill in the fourth quarter of 2007.
[5] This represents the change in the provision for income taxes related to the preceding pro forma adjustments to arrive at an assumed effective income tax benefit rate of 10% for the 2007 periods.
[6] Diluted loss per share do not include the add back of interest expense costs as the effect would be anti-dilutive.
UNAUDITED - PRELIMINARY

POWERWAVE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 30,	December 31,
	2007	2006
	(unaudited) [1]	(see note) [2]
ASSETS:

Cash and cash equivalents	$58,151	$41,544
Restricted cash	7,366	6,292
Accounts receivable, net	237,657	211,421
Inventories, net	94,310	163,752
Property, plant and equipment, net	113,094	138,672
Other assets	469,551	654,051
Total assets	$980,129	$1,215,732

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable	$128,088	$115,966
Short-term debt	13,621	-
Long-term debt	350,000	330,000
Accrued expenses and other liabilities	105,146	118,168
Total shareholders' equity	383,274	651,598
Total liabilities and shareholders’ equity	$980,129	$1,215,732

[1] December 30, 2007 balances are preliminary and subject to reclassification adjustments.
[2] December 31, 2006 balances were derived from the audited consolidated financial statements.

CONTACT:
Powerwave Technologies, Inc.
Kevin Michaels, 714-466-1608